Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

PAV REPUBLIC, INC.,

THE SHAREHOLDERS OF PAV REPUBLIC, INC.

SIMREP CORPORATION

and

INDUSTRIAS CH, S.A. de C.V.

JULY 22, 2005

i

Exhibit A -	Capitalization of the Company
Exhibit B -	Historical Financial Statements
Exhibit C -	Form of Amendment between Republic Engineered Products, Inc. and Perry Principals Investment, L.L.C. to the 11% Senior Secured Promissory Note due August 20, 2009
Exhibit D -	Schedule of Known Matters
Disclosure Schedule -	Exceptions to Representations and Warranties Concerning Company and Its Subsidiaries

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of July 22, 2005, by and among PAV Republic, Inc., a Delaware corporation (the “Company”), the shareholders and option holders of the Company listed on the signature pages hereto (collectively, the “Sellers” and each individually, a “Seller”), SimRep Corporation, a Delaware corporation (the “Purchaser”) and Industrias CH, S.A. de C.V., a Mexican limited liability company with variable capital “sociedad anónima de capital variable” (the “Purchaser Guarantor”). Purchaser and Sellers are referred to collectively herein as the “Parties.”

The Sellers are all the shareholders and optionholders of the Company and own beneficially and of record all of the issued and outstanding shares of capital stock or options to purchase shares of stock of the Company, as set forth on Exhibit A attached hereto. Each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, all of such shares owned by such Seller (in the case of Sellers holding options, after exercise thereof) upon the terms and conditions hereinafter set forth.

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows.

Section 1.  Definitions.

“Additional Purchase Price” has the meaning set forth in Section 2(b).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (excluding consequential and punitive damages), dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs reasonable attorneys’ fees and expenses and reasonable consultant’s fees and expenses, adjusted for Tax benefits and Tax costs and insurance coverage that may be available.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Citibank, N.A.’s prime rate, as published from time to time in the Wall Street Journal.

“Asbestos Liabilities” means any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed by the Company prior to the Closing Date or otherwise based on any personal or bodily injury or illness based on exposure to asbestos or asbestos-containing materials at any Real Property prior to the Closing Date.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Mexico are open for the general transaction of business.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Closing Purchase Price” has the meaning set forth in Section 2(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement between the Company or any Subsidiary and a Labor Organization.

“Company” has the meaning set forth in the preface above.

“Confidential Information” means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrance Documents” has the meaning set forth in Section 4(l) below.

“Environmental, Health, and Safety Requirements” shall mean, as in effect on the Closing Date, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, including but not limited to any requirements imposed by U.S. EPA or any similar state or local agency, all contractual obligations, and all common law concerning the protection of public health and safety from exposure to hazardous substances or environmental hazards, the protection of worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, toxic mold, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code Section 414.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 4(g) below.

“FIRPTA Affidavit” has the meaning set forth in Section 7(a) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GE Credit Facility” means the Credit Agreement dated as of May 20, 2004, among Republic Engineered Products, Inc., as borrower, the other credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation as agent and lender, GECC Capital Markets Group, Inc. and UBS Securities, LLC as lead arrangers, UBS Securities, LLC as syndication agent and Bank One, NA (Main Office Chicago) and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. as documentation agents, as amended.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8(c) below.

“Indemnifying Party” has the meaning set forth in Section 8(c) below.

“Insurance Proceeds” means all of the proceeds received by the Company and its Subsidiaries from any insurer in connection with the pending claims for business interruption, property damage or loss and any related loss under any policy of insurance relating to the multiple incidents involving the No. 3 blast furnace in the Company’s Lorain, Ohio facility.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation) and (g) all other proprietary rights.

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)  such individual is actually aware of such fact or other matter; or

(b)  a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting his or her duties in the ordinary course.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Labor Organization” means any labor organization (including as such term is defined in Section 2(2) of the NLRA) representing all or a portion of the Company’s employees.

“Lease Consents” has the meaning set forth in Section 7(a) below.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Company or any of its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Company or any of its Subsidiaries thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material” means Adverse Consequences and/or Liabilities to the Company or its Subsidiaries of greater than $35,000 when applied to any single event, breach, failure to comply, inaccuracy or other occurrence or series of related events, breaches, failures to comply, inaccuracies or other occurrences.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), results of operations, or operations of Company and its Subsidiaries, taken as a whole, or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether Purchaser has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) national or international political or social conditions, including the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Canada, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States and (b) a discovery of a Liability for an environmental condition other than those listed on Section 4(aa) of the Disclosure Schedule, which is reasonably likely to exceed $20,000,000.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4(g) below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“NLRA” means the National Labor Relations Act of 1935, as amended.

“Option” means each exercisable stock option to purchase Shares.

“Option Exercise” has the meaning set forth in Section 2(a)(i).

“Option Shares” has the meaning set forth in Section 2(a)(i).

“Option Withholding Tax” has the meaning set forth in Section 2(a)(i).

“Optionholder” has the meaning set forth in Section 2(a)(i).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Company or any of its Subsidiaries.

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means (a) taxes, assessments and other governmental levies, fees, or charges imposed with respect to each parcel of Real Property and all other assets owned by the Company and its Subsidiaries that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to each parcel of Real Property and all other assets owned by the Company and its Subsidiaries incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of Company’s or any of its Subsidiaries’ business as currently conducted thereon; (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not impair the use or occupancy of such Real Property in the operation of Company’s or its Subsidiaries’ business as currently conducted thereon and (e) all Liens set forth on Section 4(e) of the Disclosure Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Return” has the meaning set forth in Section 9(a).

“Pre-Sale Distribution” has the meaning set forth in Section 2(a)(ii).

“Predecessor” means any predecessor to the business of the Company and each of its Subsidiaries.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Purchaser” has the meaning set forth in the preface above.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Real Property” has the meaning set forth in Section 4(l) below.

“Reportable Event” has the meaning set forth in ERISA Section 4043, other than any such event for which the notice requirement has been waived under applicable regulations.

“Representative” means Perry Partners LP, a Delaware limited partnership.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Share” shall mean each share of capital stock of the Company, and Shares shall mean all such Shares.

“Tax” or “Taxes” shall mean all taxes, charges fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, real property, personal property, ad valorem, value added, sales, use (or similar taxes), transfer, franchise, payroll, withholding, social security (or similar), business, license, fees, severance, stamp, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, profits, employment, unemployment, disability, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8(c) below.

“WARN Act” has the meaning set forth in Section 4(x) below.

Section 2.  Purchase and Sale of Shares.

(a)  Transactions on the Closing Date. Upon the terms and subject to the conditions of this Agreement, the following transactions shall occur on the Closing Date in the order specified:

(i)  Option Exercise. Each Seller who holds Options (an “Optionholder”) shall, and the Company shall cause each Optionholder to, fully exercise (on a cashless basis) his or her Options (the “Option Exercise”) so that all Optionholders become holders of Shares (the “Option Shares”). Each Optionholder’s exercise of his or her Options shall be subject to applicable U.S. federal, state and local withholding tax (“Option Withholding Tax”). The amount of the Option Withholding Tax shall be determined in good faith by the Company prior to the Closing. The Purchaser shall pay to the Company at the Closing cash in an amount equal to the aggregate Option Withholding Tax with respect to the Option Exercise by all Optionholders, and the Company shall (and after the Closing the Purchaser shall cause the Company to) timely pay such amount to the applicable taxing authorities. The portion of the Purchase Price otherwise payable to each Optionholder pursuant to clause (iii) below with respect to such Optionholder’s Option Shares shall be reduced by the amount of Option Withholding Tax paid by the Purchaser to the Company with respect to such Option holder pursuant to this clause (i). Each Optionholder and the Company agree, subject to the approval of the board of directors of the Company, that all Options shall become fully vested and exercisable as of the Closing Date in connection with the transactions contemplated by this Agreement.

(ii)  Pre-Sale Distribution. Immediately after the Option Exercise, the Company shall make a cash distribution to the Representative, for the benefit of the Sellers (including the Optionholders in respect of their Option Shares) in the amount of $2,242,694.80 (the “Pre-Sale Distribution”). To the extent that any portion of the Pre-Sale Distribution is payable to an Optionholder in respect of his Option Shares (an “Option Share Distribution”), such portion shall be subject to Option Withholding Tax. The Company shall withhold from the Option Share Distribution all applicable Option Withholding Taxes and the Company shall (and after Closing the Purchaser shall cause the Company to) timely pay such amount to the applicable taxing authorities. The Option Share Distribution otherwise payable to each Optionholder pursuant to this clause (ii) shall be reduced by the amount of Option Withholding Tax paid by the Company pursuant to this clause (ii).

(iii)  Purchase and Sale of the Shares. Immediately after the Pre-Sale Distribution, each Seller severally shall sell to Purchaser the Shares owned by such Seller as set forth opposite such Seller’s name on Exhibit A, and Purchaser shall purchase such Shares from each Seller.

(b)  Purchase Price. The aggregate consideration payable by Purchaser at the Closing for the purchase of the Shares and Option Shares (including the Option Withholding Tax payable by Purchaser to the Company pursuant to Section 2(a)(i)) shall be equal to US$229,000,000.00 (the “Closing Purchase Price”). In addition, the Purchaser shall pay to the Representative for the benefit of the Sellers, promptly upon receipt of any such amounts by the Company or any of its Subsidiaries or the Purchaser and as an additional purchase price (“Additional Purchase Price,” together with Closing Purchase Price the “Purchase Price”) for the Shares and Option Shares, 34.1% of all Insurance Proceeds received after the Closing Date.

(c)  Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Thacher Proffitt & Wood, llp, Two World Financial Center, New York, NY 10281, at 10:00 A.M. on the Business Day on or before July 27, 2005 following the satisfaction or waiver of the conditions set forth in Section 7 (other than those conditions that by their terms cannot be satisfied until the Closing), or on such other date and time as Sellers and Purchaser shall mutually agree. The time and date of the Closing is herein called the “Closing Date.”

(d)  Deliveries at Closing. At the Closing, (i) Sellers will deliver to Purchaser the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Purchaser will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each Seller will deliver to Purchaser stock certificates representing all of his, her, or its Shares, endorsed in blank or accompanied by duly executed assignment documents and (iv) Purchaser will pay the aggregate Option Withholding Tax to the Company in accordance with Section 2(a)(i), and (v) Purchaser will pay an amount equal to the excess of the Closing Purchase Price over the aggregate Option Withholding Tax to Sellers and/or the Representative in accordance with Exhibit A, which Sellers and the Company will cause to be attached hereto prior to the Closing.

Section 3.  Representations and Warranties Concerning Transaction.

(a)  Sellers’ Representations and Warranties. Each Seller represents and warrants to Purchaser that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself, herself, or itself.

(i)  Organization of Certain Sellers. Seller, if a corporation or other entity, is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation.

(ii)  Authorization of Transaction. Seller has full power and authority (including, if a corporation or other entity, full corporate or other entity power and authority) to execute and deliver this Agreement and to perform his, her, or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Except for the filing of a pre-merger notification report and other filings required under the Hart-Scott-Rodino Act and the expiration or termination of the applicable waiting period in connection therewith, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(iii)  Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or, if Seller is an entity, any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Shares.

(iv)  Brokers’ Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)  Shares and Options. Each Seller holds of record and owns beneficially the number of Shares and/or Options set forth next to his or its name in Exhibit A, and in the case of any Optionholder, on the Closing Date immediately after the Option Exercise such Seller will hold of record and own beneficially the number of Shares set forth next to his or its name in Exhibit A, in all cases free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Company. Except for the Stockholders Agreement dated January 20, 2004, Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Company.

(b)  Purchaser’s Representations and Warranties. Purchaser represents and warrants to Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).

(i)  Organization of Purchaser. Purchaser is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Purchaser Guarantor is the owner, directly or indirectly, of at least 51% of the voting securities of the Purchaser.

(ii)  Authorization of Transaction. Purchaser has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions. Except for (A) the filing of a pre-merger notification report and other filings required under the Hart-Scott-Rodino Act and the expiration or termination of the applicable waiting period in connection therewith and (B) a post-Closing notification pursuant to the Investment Canada Act, Purchaser need not give ny notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Purchaser.

(iii)  Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets are subject.

(iv)  Brokers’ Fees. Purchaser has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(v)  Investment. Purchaser is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

Section 4.  Representations and Warranties Concerning Company and Its Subsidiaries. The Company and the Sellers, jointly and severally, represent and warrant to Purchaser that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule executed and delivered by Sellers to Purchaser on the date hereof (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a)  Organization, Qualification, and Corporate Power. Each of Company and its Subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation, as identified in Section 4(a) of the Disclosure Schedule. Each of Company and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not be Material to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has any assets or operations in Mexico. Each of Company and its Subsidiaries have full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which they are engaged and to own and use the properties owned and used by them. Section 4(a) of the Disclosure Schedule lists the directors and officers of Company and each of its Subsidiaries. Sellers have delivered to Purchaser correct and complete copies of the charter and bylaws for each of Company and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books for each of Company and its Subsidiaries are correct and complete in all material respects. Neither Company nor any of its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

(b)  Capitalization. The entire authorized capital stock of Company consists of (i) 57,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), of which 50,074.10 shares are issued and outstanding and no shares are held in treasury and (ii) 3,000 shares of the Company’s Class B Common Stock, par value $0.01 per share, of which no shares are issued and outstanding and no shares are held in treasury. The Common Stock constitutes 100% of the Shares. All of the issued and outstanding Shares have been or, in the case of the Option Shares, will be, duly authorized, validly issued, fully paid, and non-assessable, and are, or in the case of the Option Shares will be, held of record by the respective Sellers as set forth on Exhibit A. There are no outstanding or authorized options (other than the Options held by some of the Sellers to purchase 4,374.99 Shares), warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Company.

(c)  Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Company and its Subsidiaries is subject or any provision of the charter or bylaws of any of Company and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not be Material to the Company or its Subsidiaries. Neither Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or Labor Organization in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not be Material to the Company or its Subsidiaries.

(d)  Brokers’ Fees. Neither Company nor any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)  Title to Assets. Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, or valid license or right to use, the material properties and assets used by them, located on their premises, shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than Permitted Encumbrances), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and, with respect to such properties or assets which constitute Real Property, subject to Permitted Encumbrances.

(f)  Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of Company (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of Company have been duly authorized and are validly issued, fully paid, and non-assessable. Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Company. Neither Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of Company. Except for the Subsidiaries set forth in Section 4(f) of the Disclosure Schedule, neither Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g)  Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the “Financial Statements”): (i) audited consolidated and Company’s internal consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2004 (the “Most Recent Fiscal Year End”) for Company and its Subsidiaries; and (ii) Company’s internal consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the months ended June 30, 2005 (the “Most Recent Fiscal Month End”) for Company and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Company and its Subsidiaries as of such dates and the results of operations of Company and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of Company and its Subsidiaries (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(h)  Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date except as set forth on the Most Recent Financial Statements:

(i)  neither Company nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its Material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii)  neither Company nor any of its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $1,000,000 or outside the Ordinary Course of Business;

(iii)  no party (including Company and any of its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $1,000,000 to which Company or any of its Subsidiaries is a party or by which any of them is bound;

(iv)  neither Company nor any of its Subsidiaries has imposed or permitted any Material Liens (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

(v)  neither Company nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000,000 or outside the Ordinary Course of Business;

(vi)  neither Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $1,000,000 or outside the Ordinary Course of Business;

(vii)  neither Company nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation causing the Company’s total consolidated long-term debt to be in an amount greater than $182,000,000, less scheduled payments thereon since March 31, 2005;

(viii)  neither Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)  neither Company nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $1,000,000 or outside the Ordinary Course of Business;

(x)  neither Company nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any material Intellectual Property outside the Ordinary Course of Business;

(xi)  there has been no change made or authorized in the charter or bylaws of any of Company and its Subsidiaries;

(xii)  neither Company nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii)  neither Company nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, other than the Pre-Closing Distribution;

(xiv)  neither Company nor any of its Subsidiaries has experienced any Material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)  neither Company nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi)  neither Company nor any of its Subsidiaries has entered into any collective bargaining agreement (or any Material employment agreement), written or oral, or materially modified the terms of any existing such contract or agreement, other than at Purchaser’s written request;

(xvii)  neither Company nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii)  neither Company nor any of its Subsidiaries has adopted, amended, modified, or terminated any Material bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix)  neither Company nor any of its Subsidiaries has made any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business, other than at Purchaser’s written request;

(xx)  neither Company nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi)  there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(xxii)  neither Company nor any of its Subsidiaries has discharged a Material Liability or Lien outside the Ordinary Course of Business;

(xxiii)  neither Company nor any of its Subsidiaries has made any Material loans or advances of money;

(xxiv)  neither Company nor any of its Subsidiaries has created, added to or increased any reserve for environmental Liabilities or otherwise;

(xxv)  neither Company nor any of its Subsidiaries has disclosed any Confidential Information other than in the Ordinary Course of Business consistent with past practice; and

(xxvi)  neither Company nor any of its Subsidiaries has committed to any of the foregoing.

(i)  Undisclosed Liabilities. To the Knowledge of the Sellers, Company and the Subsidiaries, neither Company nor any of its Subsidiaries has any Liability, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, except where a breach of contract or warranty, tort, infringement or violation of law would not be Material to the Company or its Subsidiaries) and (iii) Liabilities expressly and specifically disclosed on the Disclosure Schedules.

(j)  Legal Compliance. Each of any Seller, Company and its Subsidiaries have, since December 19, 2003, complied in all Material respects with all applicable laws (including all applicable rules, regulations, codes, plans, injunctions, judgments, orders, decrees, and rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k)  Tax Matters.

(i)  Except as listed on Schedule 4(k)(i) of the Disclosure Schedule, each of Company and its Subsidiaries have filed with the appropriate federal, state, local and foreign taxing authorities all federal Tax Returns and all Material state, local and foreign Tax Returns that were required to be filed by or with respect to each of Company and its Subsidiaries under applicable laws and regulations. All such Tax Returns were true, correct and complete in all Material respects, and were prepared in substantial compliance with all applicable laws and regulations. Except as listed on Schedule 4(k)(i) of the Disclosure Schedule, each of Company and its ubsidiaries has paid in full all Taxes (whether or not shown on any Tax Return) which are due and owing by them, except for Taxes that are being disputed in good faith for which adequate reserves have been established on the Most Recent Financial Statements. There are no Liens for Taxes upon the assets of Company or any of its Subsidiaries except for statutory liens for current Taxes not yet due and payable.

(ii)  Each of Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Seller, current or former stockholder, or other third party.

(iii)  Section 4(k)(iii) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to Company and each of its Subsidiaries for taxable periods ending on or after December 31, 2003, and indicates those Tax Returns that have been audited or that are currently the subject of any audit. Sellers have delivered or have caused Company and each of its Subsidiaries to deliver to Purchaser true, correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company or any of its Subsidiaries since December 31, 2003. Each of Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Company nor any of its Subsidiaries has received any request for information related to Tax matters or any notice of deficiency or assessment from any federal, state, local or foreign taxing authority (including jurisdictions where Company or any of its Subsidiaries have not filed Tax Returns) with respect to liabilities proposed, asserted or assessed for Taxes of Company or any of its Subsidiaries which has not been fully paid or finally settled and, to the Knowledge of any Seller, director or officer (or employee responsible for Tax matters) of Company or any of its Subsidiaries, there are no existing or prior facts, circumstances or conditions that would form the basis for such a notice of deficiency or assessment. Except as provided on Schedule 4(k)(iii) of the Disclosure Schedule, no power of attorney has been executed by, or on behalf of, Company or any of its Subsidiaries with respect to any matter relating to Taxes which is currently in force.

(iv)  Except as listed on Schedule 4(k)(iv) of the Disclosure Schedule, neither Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, and neither Company nor any of its Subsidiaries has waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes of Company or any of its Subsidiaries. No claim has ever been made by any authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(v)  Neither Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the requirement to pay any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). Neither Company nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or Tax indemnity agreement or any other agreement of a similar nature that remains in effect. Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither Company nor any of its Subsidiaries is or ever has been a member of an Affiliated Group filing a consolidated federal income Tax Return, other than a group the common parent of which is Company, or has any Liability for the Taxes of any Person (other than Company and each of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, or successor, by contract or otherwise.

(vi)  The unpaid Taxes of Company and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed, as of the Closing Date, that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, neither Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice (other than gains or losses arising from the receipt of Insurance Proceeds or the transaction contemplated by this Agreement).

(vii)  Except as listed on Section 4(k)(vii) of the Disclosure Schedule, neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)  change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B)  “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C)  intercompany transaction (except for those properly accrued on the Company’s and its Subsidiaries books and records and set forth in the Most Recent Balance Sheet) or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); or

(D)  installment sale or open transaction disposition made on or prior to the Closing Date.

(viii)  Neither Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(ix)  Neither Company nor any of its Subsidiaries is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for income Tax purposes.

(x)  Neither Company nor any of its Subsidiaries has any net operating loss or losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). Neither Company nor any of its Subsidiaries has agreed to make any adjustment under Code Section 481(a) (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this

Agreement.

(l)  Real Property.

(i)  Section 4(l)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(A)  Company or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(B)  neither Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C)  other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii)  Section 4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Each of Company and its Subsidiaries has delivered to Purchaser a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A)  such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or creditor’s rights laws;

(B)  to the Knowledge of any Seller, Company or any of its Subsidiaries, neither Company’s nor any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(C)  neither Company nor any of its Subsidiaries, and to the Knowledge of any Seller, Company or any of its Subsidiaries, no other party to the Lease, is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a default, or permit the termination, modification or acceleration of rent under such Lease;

(D)  no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(E)  neither Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(F)  the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Company or any of its Subsidiaries; and

(G)  neither Company nor any of its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii)  The Owned Real Property identified in Section 4(l)(i) of the Disclosure Schedule and the Leased Real Property identified in Section 4(l)(ii) of the Disclosure Schedule (collectively, the “Real Property”), comprise all of the real property used or intended to be used in, or otherwise related to, Company’s and its Subsidiaries’ business; and neither Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iv)  Since the date of the surveys given to the Seller in connection with the acquisition of the Real Property, dated on our about August 2, 2003, other than as indicated thereon, if any, no parcel of Real Property has had any material change on it which would affect direct vehicular and pedestrian access to a public street adjoining the Real Property, or vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Real Property.

(v)  All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems which are material for the operation of the Company’s or its Subsidiaries’ business for the Real Property are operational and sufficient therefor.

(vi)  Since the date of the title policy issued to the Company on or about December 19, 2003, the Company has not received any written notice of a material change with respect to any applicable zoning laws, ordinances and regulations (i) permitting the use and occupancy of such parcel and the operation of Company’s and its Subsidiaries’ business as currently conducted thereon, and the Improvements located thereon as currently constructed, used and occupied; or (ii) affecting parking spaces, loading docks and other facilities.

(vii)  Since the date of the title policy issued to the Company on or about December 19, 2003, the Company has not received any written notice that the current use and occupancy of the Real Property and the operation of Company’s and its Subsidiaries’ business as currently conducted thereon materially violates any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the “Encumbrance Documents).

(viii)  Since the date of the surveys given to Seller in connection with its acquisition of the Real Property, dated on or about August 2, 2003, the Company has not (i) received any written notice that any of the Improvements encroaches on any land that is not included in the Real Property, or on any easement affecting such Real Property, or violates any building lines or set-back lines (other than as disclosed on such surveys), or (ii) given any written notice that there are encroachments onto the Real Property, or any portion thereof (other than as disclosed on such surveys), that, in each case, would interfere with the use or occupancy of such Real Property or the continued operation of Company’s or its Subsidiaries’ business as currently conducted thereon.

(ix)  Since the date of the title policy issued to Company on or about December 19, 2003, the Company has not received any written notice regarding: (i) the status of the Real Property as a separate tax lot, or (ii) additional taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property that is not of the type set forth in such title policy.

(m)  Intellectual Property.

(i)  Company and its Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable license, sublicense, agreement, or other permission all Intellectual Property necessary for the operation of the business of Company and its Subsidiaries as presently conducted. Each item of Material Intellectual Property owned or used by Company or any of its Subsidiaries immediately prior to the Closing will be owned or available for use by Company or its Subsidiaries on substantially the same terms and conditions immediately subsequent to the Closing. Each of Company and its Subsidiaries have taken all reasonably necessary action to maintain and protect each item of Material Intellectual Property that they own.

(ii)  Except as set forth in Section 4(m)(ii) of the Disclosure Schedule, during the two (2)-year period prior to the date hereof, neither Company nor any of its Subsidiaries (A) has, to the Knowledge of any of Sellers, Company, or any of its Subsidiaries, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in any Material respect, and (B) has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or other conflict (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of Sellers, Company, or any of its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights owned by Company or any of its Subsidiaries in any Material respect.

(iii)  Section 4(m)(iii) of the Disclosure Schedule identifies each Material patent or registration that has been issued to Company or any of its Subsidiaries with respect to any of its Intellectual Property, identifies each Material pending patent application or application for registration that Company or any of its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each Material license, sublicense, agreement, or other permission that Company or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property. Section 4(m)(iii) of the Disclosure Schedule also identifies each Material computer software item owned by the Company or any of its Subsidiaries. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule, except as set forth in Schedule 4(m)(iii) of the Disclosure Schedule:

(A)  Company and its Subsidiaries own and possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Sellers, Company, or any of its Subsidiaries, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item;

(D)  to the Knowledge of any Sellers, Company, or any of its Subsidiaries, no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents or copyrights expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers, Company, or its Subsidiaries, including without limitation, a failure by Sellers, Company, or its Subsidiaries to pay any required maintenance fees).

(iv)  Section 4(m)(iv) of the Disclosure Schedule identifies each Material item of Intellectual Property that any third party owns and that Company or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or other permission. Sellers have delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule, to the Knowledge of any of Sellers, Company, or any of its Subsidiaries:

(A)  the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)  the license, sublicense, agreement, or permission will continue to be legal, valid binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C)  no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)  no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; and

(E)  neither Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(n)  Tangible Assets. Company and its Subsidiaries own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of their respective businesses as presently conducted.

(o)  Condition and Sufficiency of Assets. The building, plants, structures, machinery, equipment and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted are structurally sound, in reasonably good operating condition and repair (subject to ordinary wear and tear), and are adequate for the uses to which they are being put, are free from defects (patent and, to the Knowledge of the Sellers, Company and its Subsidiaries, latent) and none of such buildings, plants, structures, machinery, equipment or other tangible assets is in need of maintenance or repairs except for ordinary, routine maintenance or repairs that are not Material; all such building, plants, structures, machinery, equipment and other tangible assets are owned or leased by the Company or its Subsidiaries and to the Knowledge of any Seller, Company or any of its Subsidiaries are sufficient for the continued conduct of the Company’s and Subsidiaries’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

(p)  Inventory. The inventory of Company and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

(q)  Contracts. Section 4(q) of the Disclosure Schedule lists the following contracts and other agreements to which Company or any of its Subsidiaries is a party:

(i)  any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a Material loss to Company or any of its Subsidiaries, or involve consideration in excess of $500,000;

(ii)  any agreement concerning a partnership or joint venture;

(iii)  any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1,000,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(iv)  any Material agreement concerning confidentiality or non-competition;

(v)  any agreement with any of Sellers and their Affiliates (other than Company and its Subsidiaries);

(vi)  any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(vii)  any Collective Bargaining Agreement;

(viii)  any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

(ix)  any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(x)  any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xi)  any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $100,000;

(xii)  any agreement under which Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(xiii)  any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000; or

(xiv)  any other agreement with a remaining term longer than three months that, if terminated by the Company, would result in a Liability or Adverse Consequence to the Company greater than $50,000.

The Company has made available to Purchaser a correct and complete copy of each written agreement (as amended to date) listed in Section 4(q) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(q) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) none of the Company or its Subsidiaries are, and to the Knowledge of any Seller, the Company or any of its Subsidiaries no other party is, in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(r)  Notes and Accounts Receivable. All notes and accounts receivable of Company and its Subsidiaries are reflected properly on their books and records, are valid receivables subject, to the Knowledge of any Seller, the Company or any of its Subsidiaries, to no current set offs or counterclaims, are current and collectible and, to the Knowledge of the Sellers, Company or any of the Subsidiaries, there is Basis to believe that all will be collected in accordance with their terms at their recorded amounts, subject only to any unused portion of the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) increased or decreased by an amount, if any, added to or subtracted from, as the case may be, such reserve since June 30, 2005, which amount shall not exceed the net increase or decrease, as the case may be, in the aggregate notes and accounts receivable (after write-offs or write-downs of aged or uncollectible notes and accounts receivable in the Ordinary Course of Business) multiplied by a fraction the numerator of which is the amount of the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and the denominator of which is the amount of all notes and accounts receivable set forth on the Most Recent Balance Sheet (rather than in any notes thereto).

(s)  Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Company or any of its Subsidiaries.

(t)  Insurance. Section 4(t) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers’ compensation coverage and bond and surety arrangements) to which Company or any of its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

(i)  the name, address, and telephone number of the agent;

(ii)  the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)  the policy number and the period of coverage;

(iv)  the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)  a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any of its Subsidiaries are, and to the Knowledge of any Seller, the Company or any of its Subsidiaries, no other party to the policy is, in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of Company and its Subsidiaries, have been covered since December 19, 2003 during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period. Section 4(t) of the Disclosure Schedule describes any self-insurance arrangements affecting Company or any of its Subsidiaries.

(u)  Litigation. Section 4(u) of the Disclosure Schedule sets forth each instance in which Company or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Company, its Subsidiaries and any of Sellers, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Company, its Subsidiaries or any of the Sellers has any reason to reasonably believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Company or any of its Subsidiaries; except where any such action, suit, proceeding, hearing or investigation would not be Material to the Company or its Subsidiaries.

(v)  Product Warranty. To the Knowledge of any Seller, Company or its Subsidiaries, each product manufactured, sold, leased, or delivered by Company or any of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither Company nor any of its Subsidiaries has any Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Section 4(v) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by Company or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 4(v) of the Disclosure Schedule.

(w)  Product Liability. Neither Company nor any of its Subsidiaries has any Liability (and, to the Knowledge of any Seller, Company or its Subsidiaries, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Company or any of its Subsidiaries.

(x)  Employees.

(i)  With respect to the business of Company and its Subsidiaries:

(A)  there is no Collective Bargaining Agreement or relationship with any Labor Organization;

(B)  to the Knowledge of any of Sellers, no key executive of Company or any of its Subsidiaries (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be Material to the performance of such employee’s employment duties, or the ability of such entity or Purchaser to conduct the business of such entity;

(C)  no Labor Organization or group of employees has made any written or oral demand for recognition, and neither the Company nor any of its Subsidiaries has received notice of the filing of any representation petition;

(D)  to the Knowledge of any of Sellers, Company, or any of its Subsidiaries, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(E)  no labor strike, work stoppage, slowdown, or other Material labor dispute has occurred within the past two years, and none is underway or, to the Knowledge of Company or any of its Subsidiaries, threatened;

(F)  except as accrued on the Most Recent Balance Sheet, there is no workmans compensation Liability, experience or matter that would be Material to the Company and its Subsidiaries;

(G)  there is no material employment-related charge, complaint, grievance, investigation, arbitration, inquiry or obligation of any kind pending or, to the Knowledge of any of Sellers, Company or any of its Subsidiaries, threatened, in any forum, relating to an alleged violation or breach by Company or any of its Subsidiaries (or its or their officers or directors) of any law, regulation or contract; and,

(H)  no employee or agent of Company or any of its Subsidiaries has committed any act or omission giving rise to Material Liability for any violation or breach identified in subsection (G) above.

(ii)  Except as set forth in Section 4(x) of the Disclosure Schedule, (A) there are no employment contracts or severance agreements with any employees of Company or any of its Subsidiaries, requiring payments in excess of $100,000, and (B) there are no material written personnel policies, rules or procedures, and no employee handbooks or affirmative action plans, applicable to employees of Company or any of its Subsidiaries.

(iii)  With respect to this Agreement and the transactions contemplated thereby, any notice required under any Collective Bargaining Agreement has been given and any rights resulting from any such notice or obligation have expired without exercise. Any notice or bargaining obligations with respect to any employee representative arising by operation of law have been, or prior to the Closing Date will be, satisfied. Notwithstanding any failure of the Company to issue preferred stock to any Labor Organization, any right of any Labor Organization to elect, remove or replace a Director of the Company or its Subsidiaries has been satisfied. Within the past two years, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1998, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively the “WARN Act”).

(iv)  Each of any Seller, Company and its Subsidiaries have complied in all Material respects with all applicable laws relating to employees and former employees in connection with the business of the Company and its Subsidiaries including respecting all applicable rules, regulations, statutes, codes, plans, injunctions, orders, decrees, awards, rulings, and charges of any federal, state, local and foreign governments and all agencies thereof.

(y)  Employee Benefits.

(i)  Section 4(y) of the Disclosure Schedule lists each Employee Benefit Plan that Company or any of its Subsidiaries maintains, to which Company or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which Company or any of its Subsidiaries has any Material Liability.

(A)  Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance in all Material respects with the terms of such Employee Benefit Plan and the terms of any applicable Collective Bargaining Agreement and complies in form and in operation in all Material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B)  All Material required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all Material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C)  All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D)  Other than as set forth on Schedule 4(y)(i)(D), each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of any Seller, Company or any of its Subsidiaries, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(E)  None of the Company, its Subsidiaries or any employees of the Company or its Subsidiaries have, and to the Knowledge of any Seller, the Company or any of its Subsidiaries no other Person has, engaged in a non-exempt Prohibited Transaction with respect to any such Employee Benefit Plan that could result in a Material Liability to Company. To the Knowledge of any Seller, Company or any of its

Subsidiaries, no Fiduciary has, or is reasonably expected to have, any Material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Seller, Company or any of its Subsidiaries, threatened.

(F)  Sellers have delivered to Purchaser correct and complete copies of the plan documents, Material employee communications and most recent summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments) for the past three years, and the most recent related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(ii)  Company and its Subsidiaries do not have any Liability under Title IV of ERISA on account of any Employee Benefit Plan of an ERISA Affiliate other than Company and its Subsidiaries. Except as could not result in a Material Liability to the Company or any of its Subsidiaries, none of the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, or had any obligation with respect to, an Employee Pension Benefit Plan subject to Title IV of ERISA.

(iii)  With respect to each Employee Benefit Plan that any of Company or its Subsidiaries maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Material Liability:

(A)  No such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

(B)  Neither Company nor any ERISA Affiliate nor any of its Subsidiaries has incurred, and none of Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of Company and its Subsidiaries has any reason to expect that any of Company and its Subsidiaries will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan that could have a Material Liability to the Company or any of its Subsidiaries.

(C)  No such Employee Benefit Plan has an accumulated funding deficiency within the meaning of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate has incurred any Material liability to or on account of such an Employee Benefit Plan pursuant to Section 409, 502(i), 502(l) or 515 of ERISA or Section 401(a)(29), or 4971 of the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any such Employee Benefit Plan; no lien or security interest has been imposed under the Code or ERISA on the assets of the Company, or any of its Subsidiaries or is likely to arise on account of any such Employee Benefit Plan.

(iv)  Neither Company, nor any of its Subsidiaries, nor any ERISA Affiliate has incurred any Material Liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of ERISA Sections 4205 and 4203, respectively) from any Multiemployer Plan, no such Liability has been asserted, and there are no events or circumstances that could reasonably be expected to result in any such partial or complete withdrawal; and neither Company nor any of its Subsidiaries is bound by any contract or agreement or has any Liability described in ERISA Section 4204. To the Knowledge of the Company, its Subsidiaries, and each of the Sellers, each Multiemployer Plan complies in form and has been administered in accordance with the requirements of ERISA and, where applicable, the Code, and each Multiemployer Plan is qualified under Code Section 401(a). To the Knowledge of any Seller, the Company or any of its Subsidiaries, the Company and its Subsidiaries and their ERISA Affiliates will have no Liability in the event of a complete withdrawal from any Multiemployer Plan as of the close of the fiscal year of each such Multiemployer Plan ending on December 31, 2004. No Multiemployer Plan is insolvent or in reorganization.

(v)  The present value of any obligation (as calculated in accordance with FASB 135) of the Company and its Subsidiaries to contribute to, or any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Company or any of its Subsidiaries or of any other Person did not exceed $700,000 as of December 31, 2004.

(z)  Guaranties. Neither Company nor any of its Subsidiaries is a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person who is not Company or a Subsidiary of Company.

(aa)  Environmental, Health, and Safety Matters.

(i)  Each of Company, its Subsidiaries, have since December 19, 2003 complied in all Material respects with and are in Material compliance with all applicable Environmental, Health, and Safety Requirements.

(ii)  Without limiting the generality of the foregoing, each of Company, its Subsidiaries, and their respective Affiliates have obtained and since December 19, 2003 have complied in all Material respects with, and are in Material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Real Property and the operation of their business.

(iii)  Neither Company, nor any of its Subsidiaries, nor their respective Predecessors or Affiliates has received any written or oral notice, report, complaint, directive, demand, information request, investigation, or other information regarding any actual or alleged violation by Company or of Environmental, Health, and Safety Requirements, or any investigatory, remedial or corrective obligations of Company arising under Environmental, Health, and Safety Requirements.

(iv)  Neither Company, nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any hazardous substance, at any off-site disposal facility or at any property or facility owned or operated by the Company or its Subsidiaries and none of the Real Property is contaminated by any such substance, in each case as would give rise to any

Material investigatory, remedial or corrective obligations of the Company or the Subsidiaries under Environmental Law.

(v)  Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any Liabilities for investigation or cleanup of the Real Property, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” or “environmental transfer” Environmental, Health, and Safety Requirements.

(vi)  Neither Company, nor any of its Subsidiaries, has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is subject to any Asbestos Liabilities.

(vii)  Neither Company, nor any of its Subsidiaries has assumed, or has otherwise become subject to any Liability of any other Person relating to Environmental, Health, and Safety Requirements, including without limitation any obligation for corrective or remedial action.

(viii)  No facts, events or conditions occurring or existing on or prior to the Closing Date relating to the past or present facilities, properties or operations of Company, its Subsidiaries, or their respective Predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements or give rise to any Liabilities for compliance, investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements.

(ix)  Sellers, Company, and its Subsidiaries have made available to Purchaser all environmental audits, site assessments and other material environmental documents relating to Company’s or its Subsidiaries’, past or current properties, facilities, or operations that are in their possession or under their reasonable control.

This Section 4(aa) contains the sole and exclusive representations and warranties of the Sellers and the Company with respect to any environmental, health or safety matters, including without limitation, any arising under Environmental, Health and Safety Requirements.

(bb)  Reserved.

(cc)  Reserved.

(dd)  Certain Business Relationships with Company and Its Subsidiaries. Except as set forth on Section 4(dd) of the Disclosure Schedule, none of Sellers, their Affiliates, Sellers’ directors, officers, employees and shareholders and Company’s and its Subsidiaries’ respective directors, officers, employees, and shareholders has been involved in any business arrangement or relationship with Company or any of its Subsidiaries within the past 12 months, and none of Sellers, their Affiliates, Seller’s directors, officers, employees and shareholders and Company’s and its Subsidiaries’ respective directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the business of Company or any of its Subsidiaries.

(ee)  Customers and Suppliers.

(i)  Section 4(ee) of the Disclosure Schedule lists the 10 largest customers of Company (on a consolidated basis) for each of the three most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.

(ii)  Since the date of the Most Recent Balance Sheet, no Material supplier of Company or any of its Subsidiaries has indicated that it may stop, or decrease the rate of, supplying materials, products or services to Company or any of its Subsidiaries, and no customer listed on Section 4(ee) of the Disclosure Schedule has indicated that it may stop, or Materially decrease the rate of, buying materials, products or services from Company or any of its Subsidiaries.

(ff)  Filings with the SEC. The Company’s Form S-1, as amended by Amendment No. 1, as filed with the SEC and delivered by the Company to the Purchaser, and Amendment No. 2 as delivered by the Company to the Purchaser, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(gg)  Pre-Closing Insurance Proceeds. Since May 20, 2005 through the Closing Date, the entire amount of Insurance Proceeds received by the Company and its Subsidiaries is $4,352,674.01.

(hh)  Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Agreement and except as contained in certificates delivered to the Purchaser or its agents prior to or at the Closing pursuant to any provision of this Agreement, Sellers, the Company or its Subsidiaries make no representation or warranty, express or implied, at law or in equity, in respect of Company, its Subsidiaries, or any of their respective assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Section 5.  Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)  General. Each of the Parties will use his, her, or its best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b)  Notices and Consents. The Company and the Subsidiaries will, and Sellers will cause each of Company and its Subsidiaries to, give any notices to third parties, and the Company and the Subsidiaries will, and Sellers will cause each of Company and its Subsidiaries to, use their best efforts to obtain any third-party consents referred to in Sections 3(a)(ii) and 4(c) above, the Lease Consents, and the items set forth on Section 5(b) of the Disclosure Schedule. Each of the Parties will (and Sellers will cause each of Company and its Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above.

(c)  Operation of Business. Except as consented to in writing by the Purchaser, neither the Company nor any of its Subsidiaries will, and Sellers will not cause or permit Company or any of its Subsidiaries to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company and its Subsidiaries will not, and Sellers will not cause or permit Company or any of its Subsidiaries to, (i) except for the Pre-Sale Distribution, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or

(ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

(d)  Preservation of Business. The Company and its Subsidiaries will, and Sellers will cause each of Company and its Subsidiaries to, keep their business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e)  Full Access. The Company and its Subsidiaries will permit, and Sellers will cause each of Company and its Subsidiaries to permit, representatives of Purchaser (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Company and its Subsidiaries.

(f)  Notice of Developments. The Company and Sellers will give prompt written notice to Purchaser of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his, her, or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g)  Exclusivity. None of Sellers will (and the Company and its Subsidiaries will not, nor will Sellers cause or permit Company or any of its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of Sellers will vote their Shares in favor of any such acquisition. The Company and Sellers will notify Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h)  Maintenance of Real Property. The Company and its Subsidiaries will, and Sellers will cause each of Company and its Subsidiaries to, maintain the Real Property, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof (provided that Company and its Subsidiaries shall not be prohibited from (i) continuing the erection of new improvements that are in process as of the date hereof and (ii) erecting new improvements pursuant to Company’s capital improvements program), without the prior written consent of Purchaser.

(i)  Leases. The Company and its Subsidiaries will not, and Sellers will not cause or permit, any of Company’s or its Subsidiaries’ Leases to be amended, modified, extended, renewed or terminated, nor shall Company or its Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, without the prior written consent of Purchaser.

(j)  Title Insurance and Surveys. The Company and its Subsidiaries will, and Sellers will cause each of Company and its Subsidiaries to, use their reasonable best efforts to assist Purchaser in obtaining the title commitments, title policies, updated title policies and surveys in form and substance reasonably satisfactory to the Purchaser, including removing from title any Liens or encumbrances that are not Permitted Encumbrances. Sellers shall provide the title company with any affidavits, indemnities, memoranda or other assurances reasonably requested by the title company to issue the title policies, provided that any Seller shall not be required to undertake or incur any Liability under any such affidavits, indemnities, memoranda or other assurances in excess of any Liability that it would otherwise have pursuant to Section 8 of this Agreement.

(k)  Tax Matters. Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, neither Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of Company or any of its Subsidiaries existing on the Closing Date.

(l)  Stockholders Agreement. The Sellers and the Company, being all the parties to that certain Stockholders Agreement dated January 20, 2004 do hereby waive their rights thereunder unless and until and only if this Agreement is duly terminated by the Sellers in accordance with Section 11 hereof, in which case all such waivers shall terminate as of such termination.

Section 6.  Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing:

(a)  General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).  Sellers acknowledge and agree that from and after the Closing Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Company and its Subsidiaries (the “Company Information”), provided, however, that Purchaser shall, and shall cause the Company to, until the seventh anniversary of the Closing Date, retain the Company Information and make it available for inspection and copying by the Sellers or any representative of the Sellers at the expense of Sellers during normal business hours of Purchaser or the Company, as applicable, upon reasonable request and upon reasonable notice.

(b)  Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Company or any of its Subsidiaries, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c)  Transition. None of Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company or any of its Subsidiaries from maintaining the same business relationships with Company and its Subsidiaries after the Closing as it maintained with Company and its Subsidiaries prior to the Closing. Each of Sellers will refer all customer inquiries relating to the business of Company and its Subsidiaries to Purchaser from and after the Closing.

(d)  Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, following expiration of the indemnity periods contained in Section 8 hereof, and assuming no outstanding claims, deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers is requested, required or compelled to disclose any Confidential Information to any tribunal, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his, her, or its reasonable efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller.

(e)  Covenant Not to Compete. For a period of 18 months from and after the Closing Date, none of Sellers (other than Contrarian Funds LLC (“Contrarian”) or any of Joseph Kaczka, John George, James Thielens, Noel Huettich and John Willoughly (the “Managers”) in the event such Manager is terminated without severance of at least 18 months) will engage directly or indirectly in the production and sale of special bar quality steel (the “Business”), other than as an officer or director of the Company, in any geographic area in which Company or any of its Subsidiaries conducts the Business as of the Closing Date. Purchaser acknowledges that the foregoing restriction shall not restrict any Seller from (i) owning less than 10% of the outstanding stock of any publicly traded corporation that is engaged in the Business, (ii) providing debt financing to any Person engaged in the Business or (iii) having an ownership interest in any Person that derives less than twenty percent (20%) of sales revenue from the Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)  Non-solicitation. For a period of 18 months from and after the Closing Date, none of the Sellers (other than Contrarian) will solicit, attempt to solicit, encourage or otherwise induce, directly or indirectly, any of the Company’s customers (or any contemplated future customers), vendors, suppliers, distributors, contractors or other third parties to terminate or adversely modify any existing business relationship with the Company, or to establish a business relationship with another person or entity engaged in the Business. This restriction applies to any person or entity that any of the Sellers know, or reasonably should know, is one of the Company’s customers as well as any person or entity that any of the Sellers know, or reasonably should know, is in discussions with the Company about a potential or actual business relationship.

(g)  Insurance Proceeds. The Company and each Seller agree that the Representative will have sole control and decision-making authority with respect to the negotiation and resolution of the claims to which the Insurance Proceeds relate (including selection of legal counsel and other outside consultants) and will receive the full cooperation of the Company’s management, in each case consistent with past custom and practice; provided, however, that in the negotiation and resolution of the claims, the Representative may only contact Joseph Lapinsky (“Lapinsky”), who will manage the Company’s time and resources spent on matters related to the Insurance Proceeds; provided, further, however, that in the event that Lapinsky becomes unavailable, the Company shall provide another person reasonably acceptable to Representative that the Representative may contact. If the Representative fails to respond in a timely manner or otherwise fails to act to timely resolve the claims relating to the Insurance Proceeds, the Purchaser, following 30 days notice to the Representative (with an opportunity within that period by Representative to cure, provided, however, that if any relevant statute of limitations or contract right will terminate within 30 days of such notice with the consequence that the claims relating to the Insurance Proceeds may be adversely effected, Representative will have no right to cure and Purchaser or the Company will assume control), will assume sole control and decision-making authority (including selection of legal counsel and other outside consultants) with respect to the negotiation and resolution of such claims. The Parties may not settle any claims relating to the Insurance Proceeds without the consent of either the Company or the Representative, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed. The Representative will give prompt notice to the Company of all material developments relating to the Insurance Proceeds. The actual third party costs incurred by the Company or its Subsidiaries that are directly associated with the negotiation and resolution of the claims to which the Insurance Proceeds relate shall be borne 55% by the Representative and 45% by the Company. Representative shall promptly reimburse the Company for all such expenses upon receipt of an invoice from the Company.

(h)  Maintenance of Net Worth. Perry Partners LP and Perry Partners International Inc. covenant that until December 31, 2008, each will remain in good standing and retain a net worth based on GAAP sufficient to satisfy the maximum of its possible indemnification obligations under this Agreement.

(i)  Tax Returns. Without the prior written consent of the Sellers, which consent will not be unreasonably withheld, delayed or conditioned, Purchaser shall not make or change any Tax election of Company or its Subsidiaries, or file any amended Tax Return for Company and its Subsidiaries, in each case if such election or amended Tax Return would have the effect of increasing the Sellers’ indemnification liability under Section 8, except as otherwise required by law.

(j)  Security for Additional Purchase Price. As soon as permitted under the Company’s or any of its Subsidiaries’ debt documentation, the Purchaser will, at the Representative’s election, either (a) cause Republic Engineered Products, Inc. to grant a security interest, in the portion of the Insurance Proceeds payable to the Sellers,to the Representative to secure payment of the Additional Purchase Price to the Sellers or (b) covenant not to encumber such portion of the Insurance Proceeds.

Section 7.  Conditions to Obligation to Close.

(a)  Conditions to Purchaser’s Obligation. Purchaser’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)  The representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, and no breach of the representations and warranties, individually or in the aggregate, will cause a Material Adverse Effect except to the extent that such representations and warranties are qualified by the terms “material” or “Material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)  Sellers and Company shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the terms “material” or “Material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)  Company and its Subsidiaries shall have procured all of the third-party consents specified in Section 5(b) above;

(iv)  no action, suit, or proceeding shall be pending or, to the Knowledge of the Company and its Subsidiaries or any of the Sellers, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Purchaser to own the Shares and to control Company and its Subsidiaries, or (D) adversely affect the right of Company or any of its Subsidiaries to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)  Sellers and Company shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

(vi)   all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, Company, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

(vii)  the relevant parties shall have executed the amendment relating to the waiver of prepayment penalties in form and substance as set forth in Exhibits C attached hereto and the same shall be in full force and effect;

(viii)  Purchaser shall have received from counsel to Company and Sellers an opinion in form and substance reasonably satisfactory to Purchaser dated as of the Closing Date;

(ix)  Purchaser shall have received the resignations, effective as of the Closing, of each director of Company and its Subsidiaries other than those whom Purchaser shall have specified in writing prior to the Closing;

(x)  all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser;

(xi)  Purchaser shall have obtained, or received evidence of already existing, title policies and surveys for all Owned Real Property of the Company and its Subsidiaries, in all cases in form and substance reasonably satisfactory to the Purchaser;

(xii)  Company and its Subsidiaries shall have obtained and delivered to Purchaser a written consent with respect to the transactions contemplated by this Agreement for each of the Leases set forth on Schedule 4(e)(ii) which may require a consent from the other party to the Lease pursuant to the terms thereof, and, if requested by Purchaser’s lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance reasonably satisfactory to Purchaser and Purchaser’s lender;

(xiii)  Company and its Subsidiaries shall have executed mutual releases with each Seller and each director and officer of the Company and Subsidiaries;

(xiv)  Sellers and the Company shall have delivered to Purchaser a properly executed statement from the Company satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Purchaser (the “FIRPTA Affidavit”);

(xv)  no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of Company’s or its Subsidiaries’ business as currently conducted thereon;

(xvi)  Company and Subsidiaries shall have delivered to Purchaser copies of the certificate of incorporation or formation, as applicable, certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s incorporation (or formation);

(xvii)  Company and Sellers shall have delivered to Purchaser copies of the certificate of good standing of each entity Seller, Company, and Company Subsidiary issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization;

(xviii)  Company and Sellers shall have delivered to Purchaser a certificate of the secretary or an assistant secretary of each of entity Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to: (i) the resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of such Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of such Seller executing this Agreement or any other agreement contemplated by this Agreement; and

(xix)  The executive officers of the Company or any Subsidiary shall have waived their rights to any payments of compensation or vesting of stock awards or options to the extent that such payment or vesting would result in an excess parachute payment within the meaning of Section 280G of the Code.

Purchaser may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)  Conditions to Sellers’ Obligation. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)  the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, the except to the extent that such representations and warranties are qualified by the terms “material” or “Material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)  Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Purchaser shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)  no action, suit, or proceeding shall be pending, or to the Knowledge of the Purchaser, threatened, before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)  Purchaser shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v)  all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, Company, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

(vi)  the relevant parties shall have executed the amendment relating to the waiver of prepayment penalties in form and substance as set forth in Exhibit C and the same shall be in full force and effect;

(vii)  Sellers shall have received from counsel to Purchaser an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Sellers, and dated as of the Closing Date; and

(viii)  all actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Sellers.

Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

Section 8.  Remedies for Breaches of This Agreement.

(a)  Survival of Representations and Warranties.

All of the representations and warranties and covenants of Sellers contained in this Agreement shall survive the Closing hereunder (even if Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter, except, however, that the survival period for breach of representations and warranties contained in Section 3 shall be indefinite and the survival period for the indemnities provided in Sections 8(b)(i)(B) and (C) below shall be until and including December 31, 2008. The representations, warranties and covenants of the Company shall not survive the closing of the transaction.

(b)  Indemnification Provisions for Purchaser’s Benefit.

(i)  If Purchaser makes a written claim for indemnification against any Seller pursuant to Section 12(h) below within the applicable survival period, if any, with respect to an Adverse Consequence resulting from, arising out of, relating to, in the nature of, or caused by:

(A)  the breach by any Seller (or in the event any third party alleges facts that, if true, would mean any Seller has breached) of any of his, her, or its representations, warranties, and covenants contained herein, other than those representations and warranties contained in Section 4(aa) (Environmental, Health and Safety Matters);

(B)  any pre-Closing condition or other non-compliance with the Environmental, Health and Safety Requirements not set forth on Exhibit D attached hereto; or

(C)  any condition or other non-compliance with Environmental, Health and Safety Requirements with respect to the matters set forth on Exhibit D attached hereto;

then each Seller shall be obligated, in the case of Perry Partners LP and Perry Partners International Inc., jointly and severally for each other’s proportionate share of the Purchase Price, and in the case of each other Seller, severally, to indemnify Purchaser from and against the entirety of any Adverse Consequences Purchaser may suffer (including any Adverse Consequences Purchaser may suffer after the end of any applicable survival period with respect to claims for indemnification against any Seller within the applicable survival period);

except, however, that

(D)  in the case of Section 8(b)(i)(A) (non-environmental, health and safety matters) above, Sellers shall not have any obligation to indemnify Purchaser from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Sellers contained in this Agreement until and then only to the extent that Purchaser has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $1,000,000 in the aggregate; provided, further, that, the maximum amount of indemifiable Adverse Consequences which may be recovered pursuant to Section 8(b)(i)(A) shall be $10,000,000;

(E)  in the case of Section 8(b)(i)(B) and (C) above, Sellers shall not have any obligation to indemnify Purchaser from and against any Adverse Consequences in excess of $20,000,000, and only after giving effect to the insurance policy deductibles already in place at the Closing Date, the application of net insurance proceeds, the current unused reserve for environmental remediation Liabilities as set forth on the Most Recent Balance Sheet and, in the case of Section 8(b)(i)(C), the Sellers shall not have any obligation to indemnify Purchaser from and against any Adverse Consequences in excess of 50% of such Adverse Consequences and after a deductible of $1,000,000; and

(F)  neither Contrarian nor any Seller who is an individual shall have any obligation to indemnify Purchaser in excess of such Seller’s proportionate share of the indemnification obligation of all Sellers based on such Seller’s proportionate share of the Purchase Price.

(ii)  The indemnification obligations of Seller set forth in Section 8(b)(i)(B) and(C) hereof, as they relate to any environmental investigative, remedial, corrective, cleanup, or compliance action and any Adverse Consequences arising therefrom, shall be limited to those actions that are (a) affirmatively required by Environmental, Health and Safety Requirements, (b) necessary to reduce levels of contamination at the relevant Real Property to comply with applicable cleanup standards established under Environmental, Health and Safety Requirements, or (c) necessary for the Company and its Subsidiaries to attain compliance with Environmental Laws; in each case assuming continued industrial use of the relevant Real Property and employing risk based standards and institutional controls where available. The indemnification obligation of Seller shall not include Adverse Consequences arising from any action, not otherwise required by law, of Purchaser or Company to initiate or prompt a claim against Company or any action where the primary purpose is to trigger Seller’s indemnification obligation provided in this Agreement.

(c)  Matters Involving Third Parties.

(i)  If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii)  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii)  So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8(c)(ii) above, the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim. In any event, the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(iv)  In the event any of the conditions in Section 8(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner his, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, subject to the limitations set forth in Section 8(b).

(d)  Exclusive Remedy. Purchaser and Sellers acknowledge and agree that, except in the (i) event of fraud, willful breach, or violation of securities laws, and (ii) the application of any equitable remedies, the foregoing indemnification provisions in this Section 8 are the exclusive remedy of Purchaser and Sellers under or in connection with this Agreement and the transactions contemplated hereby.

(e)  Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8, which Applicable Rate shall begin to accrue on the date the claim is made through the final resolution and payment of such claim. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

(f)  Nature of Sellers’ Obligations. The covenants of each Seller in Section 2(a) above concerning the sale of his, her, or its Shares to Purchaser and the representations and warranties of each Seller in Section 3(a) above concerning the transaction are individual, and not joint and several, obligations. This means that the particular Seller making the representation, warranty, or covenant shall be solely responsible to the extent provided in Section 8(b)(ii) above for any Adverse Consequences Purchaser may suffer as a result of any breach thereof, except, however, that the obligation of each Seller shall not be limited as provided by Section 8(b)(ii) but shall be limited to the extent of the proportionate share of the Purchase Price paid or owed to such Seller.

Section 9.  Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and Sellers for certain tax matters following the Closing Date:

(a)  Responsibility for Filing Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company and its Subsidiaries that are filed after the Closing Date. Any such Tax Return relating in whole or in part to a period prior to or including the Closing Date (each, “Pre-Closing Tax Return”) shall be prepared in accordance with past custom and practice of the Company and its Subsidiaries except as otherwise required by law. Each Pre-Closing Tax Return shall be subject to review and approval by the Representative prior to filing, which approval shall not be unreasonably withheld, delayed or conditioned.

(b)  Cooperation on Tax Matters.

(i)  Purchaser, Company and its Subsidiaries, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company and its Subsidiaries and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Company and its Subsidiaries or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)  Purchaser and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)  Purchaser and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

(c)  Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(d)  Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid equally by Sellers and Purchaser when due, and Sellers and Purchaser, as the case may be, will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law. All expenses in connection with filing such Tax Returns shall be shared equally by the Sellers and the Purchaser.

Section 10.  Authorization of Representative.

(a)  Representative is hereby appointed, authorized and empowered to act as a representative, for the benefit of the Sellers, as the exclusive agent and attorney-in-fact to act on behalf of the Sellers, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

(i)  to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as Representative, in its sole discretion, may deem necessary or desirable;

(ii)  as Representative, to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of Representative arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein or the transactions provided for herein, and to take any and all actions which Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Purchaser and/or the Company (after the Closing), conducting negotiations with Purchaser or the Company (after the Closing) and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Purchaser, the Company or any other person, or by any federal, state or local governmental authority against Representative and/or any of the Sellers, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions;

(iii)  to refrain from enforcing any right of the Sellers or any of them and/or Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by Representative; and

(iv)  to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, and all other agreements, documents or instruments referred to herein or executed in connection herewith.

(b)  Sellers authorize Representative to withhold the amount specified to be withheld on Exhibit A from the Purchase Price for the payment by Representative on behalf of Sellers of certain transactional expenses, including Taxes, fees, financial advisor fees and legal expenses owed by Sellers pursuant to or in connection with this Agreement and as a reserve with respect to post-Closing expenses.

(c)  Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder. In connection with this Agreement, and any instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon Representative hereunder (i) Representative shall incur no responsibility whatsoever to any of the Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Representative pursuant to such advice shall in no event subject Representative to Liability to any of the Sellers. Each Seller shall indemnify, pro rata based upon such Seller’s share of the number of Shares outstanding as of immediately prior to the Closing (on a fully-diluted basis), Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of Representative hereunder or otherwise.

(d)  All of the indemnities, immunities and powers granted to Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.

(e)  Purchaser shall have the right to rely upon all actions taken or omitted to be taken by Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers.

(f)  The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any of the Sellers; and (ii) shall survive the Closing.

Section 11.  Termination.

(a)  Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i)  Purchaser and Sellers, for itself and on behalf of the Company, may terminate this Agreement by mutual written consent by Purchaser and Sellers at any time prior to the Closing; and

(ii)  Either Party may terminate this Agreement by giving written notice to the other at any time prior to the Closing (A) in the event the other party has breached any material representation, warranty, or covenant contained in this Agreement in any material respect ignoring for this purpose the extent to which such representation, warranty or covenant is qualified by the term “Material” or “material” or contains terms such as “Material Adverse Effect” or “Material Adverse Change,” or (B) if the Closing shall not have occurred on or before August 10, 2005, by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from the notifying party itself breaching any representation, warranty, or covenant contained in this Agreement).

(b)  Effect of Termination. If any Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); except that, the Confidentiality Agreement between the Company and Purchaser Guarantor, dated April 12, 2005, shall survive termination.

Section 12.  Miscellaneous.

(a)  Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Purchaser and Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will provide a copy of any such disclosure to the other Parties and give the other Parties an opportunity (which may require a very timely response depending on the circumstances) to comment timely prior to making the disclosure).

(b)  Purchaser Guarantor. The Purchaser Guarantor hereby guarantees to the Sellers payment and performance by the Purchaser of its obligations under this Agreement.

(c)  No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)  Entire Agreement. Except for that certain Confidentiality Agreement between Company and Purchaser Guarantor, dated April 12, 2005, this Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. To the extent that any provision in the Confidentiality Agreement conflicts with any provision of this Agreement, the provision contained in this Agreement shall govern.

(e)  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Purchaser and Representative; provided, however, that Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f)  Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g)  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Purchaser:

SimRep Corporation
c/o Industrias CH, S.A. de C.V.

Agustin Melgar #23
Fracc: Industrial Ninos Heroes, Tlalnepantla
Edo de Mexico 54030
Facsimile:                011 52 55 53 1027 15
Attention:               Sergio Vigil Gonzalez

with a mandatory copy to:

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, NY 10281
Facsimile:               (212) 912-7751
Attention:              Marc M. Rossell, Esq.
Thomas N. Talley, Esq.

If to Purchaser Guarantor to:

Industrias, CH, S.A. de C.V.
Agustin Melgar #23
Fracc: Indistrial Ninos Heroes, Tlalnepantla
Edo de Mexico 54030
Facsimile: 011 52 55 53 102715
Attention: Sergio Vigil Gonzalez

with a mandatory copy to:

Mijares, Angoitia, Cortés y Fuentes, S.C.
Montes Urales 505, Piso 3
Lomas de Chapultepec
11000 México, D.F.
Facsimile: 52 (55) 5520 1065 / 1075
Attention: Ricardo Maldonado Yáňcz

If to the Company:

PAV Republic, Inc.
3770 Embassy Parkway
Fairlawn, OH 44333-8367
Facsimile:              (330) 670-7034
Attention:             Joseph Lapinsky

with a mandatory copy to (if prior to the Closing):

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022-4675
Facsimile:              (212) 446-6460
Attention:             Adrian van Schie

If to Representative (notice to Representative will be deemed notice to Sellers):

Perry Capital LLC
767 Fifth Avenue
New York, NY 10153
Facsimile:              (212) 583-4122
Attention:             Michael Neus

with a mandatory copy to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022-4675
Facsimile:             (212) 446-6460
Attention:            Adrian van Schie

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)  Governing Law.This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(j)  Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(k)  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)  Expenses. Each Purchaser, Seller, Company, and any Subsidiary shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Sellers shall also bear the costs and expenses of Company and its Subsidiaries (including all of their legal fees and expenses and excluding any of their costs and expenses associated with the amendment of the GE Credit Facility) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated. Sellers shall hold Company and Purchaser harmless for all fees and expenses owed UBS Investment Bank with respect to the transactions contemplated by this Agreement.

(m)  Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)  Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Company and its Subsidiaries is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Purchaser would have no adequate remedy at law, so that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o)  Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11(h) above. Nothing in this Section 11(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. The Sellers hereby constitute and appoint Representative as the agent of the Sellers to accept all service of legal process. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(p)  Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code Sections 6011 and 6112 and regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the execution of this Agreement. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

SIMREP CORPORATION

By:
Name:
Title:

INDUSTRIAS CH, S.A. de C.V., solely for the purpose set forth in Section 12(b)

By:
Name:
Title:

PAV REPUBLIC, INC.

By:
Its:

PERRY PARTNERS LP, in its individual capacity and as Representative

By:
Its:

PERRY PARTNERS INTERNATIONAL INC.

By:
Its:

CONTRARIAN FUNDS LLC

By:
Its:

JOSEPH F. LAPINSKY

GEORGE E. STRICKLER

JOHN GEORGE

JOSEPH KACZKA

JOHN WILLOUGHBY

JAMES T. THIELENS

NOEL HUETTICH

LYNN WILLIAMS

STEPHEN KASNET

ROBERT NORTON